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                                 EXHIBIT 23.2
                                 ------------

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 31, 1998, accompanying the consolidated financial statements of Community Trust Financial Services Corporation, Inc. and subsidiaries appearing in the 1997 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-KSB for the year ended December 31, 1997 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference, and use of, the aforementioned report in the Registration Statement and Prospectus on Form S-2 and to the use of our name as it appears under the captions "Prospectus Summary--Selected Consolidated Financial Data," "Selected Consolidated Financial Data" and "Experts."


                                       /s/ Porter Keadle Moore LLP

Atlanta, Georgia
April 6, 1998